UNITED STATES OF AMERICA
                  BEFORE THE SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

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IN THE MATTER OF
NATIONAL FUEL GAS COMPANY,                           1st CERTIFICATE
SENECA INDEPENDENCE PIPELINE COMPANY                 PURSUANT TO RULE 24
NIAGARA INDEPENDENCE MARKETING COMPANY,
ET AL.
FILE NO. 70-9117
(Public Utility Holding Company Act of 1935)

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         This is to  certify,  pursuant  to Rule 24  under  the  Public  Utility
Holding Company Act of 1935, as amended, that the transactions referred to below have been carried out in accordance with the terms and conditions of and for the
purpose   represented  by  the   Declarations   of  National  Fuel  Gas  Company
("National"), Seneca Independence Pipeline Company ("Seneca"), and Niagara Independence Marketing Company ("Niagara"), et al., as amended, in the above file and pursuant to the Order, dated March 13, 1998, of the Securities and Exchange Commission with respect thereto ("Order").

         As reflected in National's Form U-9C-3 for the quarter ended March 31, 1998, Seneca completed its acquisition of 33 1/3% partnership interest in Independence Pipeline Company. This occurred on March 19, 1998.

         The  following  exhibits  are also  attached to and made a part of this
Certificate:

         Exhibit A - Income Statement of Seneca for the quarter ended March 31,
                     1998 (Confidential Treatment Requested Pursuant to Rule 104(b)).

         Exhibit B - Balance Sheet of Seneca as of March 31, 1998 (Confidential
                     Treatment Requested Pursuant to Rule 104(b)).

         Exhibit C - Income Statement of Niagara for the quarter ended March 31,
                     1998 (Confidential Treatment Requested Pursuant to Rule 104(b)).

         Exhibit D - Balance Sheet of Niagara as of March 31, 1998 (Confidential
                     Treatment Requested Pursuant to Rule 104(b)).

         Exhibit E - Seneca's Allocated Share of the Profits/Losses of
                     Independence Pipeline Company for the quarter ended March 31, 1998 (Confidential Treatment Requested Pursuant to Rule 104(b)).

         Exhibit F - Niagara's  Allocated Share of the  Profits/Losses
                     of DirectLink  Gas Marketing  Company for the quarter
                     ended   March  31,   1998   (Confidential   Treatment
                     Requested Pursuant to Rule 104(b)).

         Exhibit G - Accounting  System  Information  Regarding Seneca
                     and  Independence   Pipeline  Company   (Confidential
                     Treatment Requested Pursuant to Rule 104(b)).

         Exhibit H - Accounting System  Information  Regarding Niagara
                     and DirectLink Gas Marketing Company (Confidential Treatment Requested Pursuant to Rule 104(b)).

         IN  WITNESS  WHEREOF,  the  undersigned   companies  have  caused  this
Certificate to be executed this 16th day of August, 1999.

                                      NATIONAL FUEL GAS COMPANY


                                      By: /s/ James R. Peterson
                                         --------------------------------------
                                          J. R. Peterson
                                          Assistant Secretary

                                      SENECA INDEPENDENCE PIPELINE
                                      COMPANY


                                      By: /s/ James R. Peterson
                                         --------------------------------------
                                          J. R. Peterson
                                          Secretary

                                      NIAGARA INDEPENDENCE MARKETING
                                      COMPANY


                                      By: /s/ William M. Petmecky
                                         --------------------------------------
                                          W. M. Petmecky
                                          Secretary